Exhibit 10.85

May 24, 2005

Joseph Corbett
Chief Financial Officer
BearingPoint, Inc.	Independent Contractor Letter Agreement

Dear Joe:

Effective May 25, 2005, you agree to be available as an independent contractor, on an as needed basis, to assist BearingPoint, Inc. in the transition of your role as Chief Financial Officer. In this role you will perform duties related to the financial affairs of BearingPoint, Inc., until either party terminates this agreement. You commit to working, as needed, and at the direction of the Chairman of the Audit Committee, subject to the termination provision below. You agree to provide reasonable assistance and cooperation to BearingPoint, Inc. in the preparation for, responding to, and giving of testimony associated with, legal proceedings brought by or against third parties by BearingPoint, Inc., including, but not limited to, claims, investigations, inquiries, disputes and other such proceedings.

You will invoice BearingPoint, Inc. monthly at an hourly rate equivalent to an annual salary of $500,000 (i.e. $240.00/hour). BearingPoint, Inc. will maintain, for you, access to its email system, and two laptop computers, and will reimburse you for pre-approved business related expenses in accordance with BearingPoint, Inc. policy.

We agree that at no time will you or BearingPoint, Inc., in any way disparage or discuss the other party or its successors, and current or former agents, officers, services, or employees in a derogatory manner. Both of us are free, of course, to respond truthfully to inquiries from a governmental agency, such as the Internal Revenue Service, the SEC, or courts of competent jurisdiction including, but not limited to, a subpoena or court order.

Either party may terminate this arrangement at any time, for any reason, upon five (5) days prior written notice. All fees and approved expenses incurred will be invoiced and due within 5 days of receipt. In the event either party terminates this agreement, your commitment and availability to provide reasonable assistance with legal proceedings, as above referenced, shall continue subject to the same terms as to payment, hourly rate, and expense reimbursement as specified above.

Sincerely,

/s/ Harry You
Harry You
Chief Executive Officer
BearingPoint, Inc.	Agreed:	/s/ Joseph Corbett
Joseph Corbett